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                                                                    Exhibit 10.4


                               FIRST AMENDMENT TO LEASE

     THIS FIRST AMENDMENT TO LEASE (this "Amendment") is made and entered into as of October ____, 1998, by and between MERIDIAN ROCKVILLE PLAZA, LLC, a Delaware limited liability company ("Landlord"), and THE PERKIN-ELMER CORPORATION, a New York corporation ("Tenant").

                                      RECITALS:

     A. Landlord is the owner of: (i) a building having a street address of 45 West Gude Drive, Rockville, Maryland 20852 (the "Building"); and (ii) a building which is located adjacent to the Building, which building has a street address of 15 West Gude Drive, Rockville, Maryland 20852 (the "Adjacent Building").

     B. Landlord and Tenant have previously entered into an Office Building Lease dated July 10, 1998 (the "Lease"), with respect to premises containing approximately 113,960 rentable square feet (the "Original Premises") located in the Building.

     C. Tenant has requested and Landlord has agreed, to lease to Tenant, approximately 54,246 rentable square feet of space (the "Expansion Premises") located on the lower level and on the first and second floors of the Adjacent Building (i.e., approximately 4,730 square feet located on the lower level, approximately 23,947 square feet located on the first floor and approximately 25,569 square feet located on the second floor), which Expansion Premises is more particularly depicted on Exhibit A, which is attached to and made a part hereof.

     NOW, THEREFORE, in consideration of the sum of Ten and 00/100 Dollars ($10.00), and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by Landlord and Tenant, Landlord and Tenant covenant and agree as follows:

     1. LEASE OF EXPANSION PREMISES. Subject to the terms of this Amendment, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the Expansion Premises.

     2. TERM. The term of the Lease with respect to the Expansion Premises shall be coterminous with the Lease Term with respect to the Original Premises.

     3.   CONSTRUCTION OF EXPANSION PREMISES.

          (a) Notwithstanding anything herein to the contrary, Tenant is leasing the Expansion Premises in its "as-is" condition as of the date of this Amendment.

          (b) Upon delivery of the Expansion Premises to Tenant, the base building systems for the Adjacent Building (i.e., elevators, life safety equipment, electrical system, plumbing systems, hot water heaters, chillers, pumps and related central heating, ventilation and air conditioning system to include balancing of central airshafts) shall be in good working order

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                                          2


with preventive maintenance up to date and shall be Year 2000 Compliant. "Year 2000 Compliant" with respect to any base building system shall mean that, on and after January 1, 2000, such system will continue to operate in good working order without the requirement that any additional expenditure be made to retrofit, update or otherwise repair or replace such system due to a malfunction or design flaw that would impair such system solely by reason of the change from the year 1999 to the year 2000.

          (c) Landlord and Tenant shall, within sixty (60) days after the date of this Amendment, jointly inspect the Adjacent Building and prepare a punchlist of those items of work to be performed by Landlord under Section 6(b) of this Amendment which remain unfinished as of the date of such inspection. Landlord shall, in good faith, use commercially reasonable efforts to complete the items that are set forth on the punchlist within thirty (30) days after the date of the punchlist.

          (d) In connection with Tenant's leasing of the Expansion Premises, the amount of the "Improvements Allowance" [as defined in Section 3(b) of Exhibit C to the Lease] is hereby increased by Eight Hundred Sixty-Five Thousand Four Hundred Twenty-Two and 00/100 Dollars ($865,422.00) (the "Supplemental Allowance") to Two Million Six Hundred Fifty-One Thousand Eight Hundred Eighty-One and 00/100 Dollars ($2,651,881.00). It is expressly understood and agreed that the time period for Tenant to utilize the Supplemental Allowance shall be extended until December 31, 2000.

          4. BASE ANNUAL RENT. In addition to the Base Annual Rent payable with respect to the Original Premises, Tenant shall pay to Landlord, as Additional Rent, Base Annual Rent with respect to the Expansion Premises (the "Expansion Premises Base Annual Rent") as follows:

                            Expansion Premises     Expansion Premises
       Period                Base Annual Rent      Base Monthly Rent
       ------                ----------------      -----------------

Subject to Section 4(b) of
the Lease, Phase 2
Commencement Date
until 12/31/99                    ---------            $99,931.29
1/01/00-12/31/00              $1,235,150.70           $102,929.22
1/01/01-12/31/01              $1,272,205.20           $106,017.09
1/01/02-12/31/02              $1,310,371.30           $109,197.60
1/01/03-12/31/03              $1,349,682.40           $112,473.52
1/01/04-12/31/04              $1,390,172.80           $115,847.72
1/01/05-12/31/05              $1,431,877.90           $119,323.15
1/01/06-12/31/06              $1,474,834.20           $122,902.84
1/01/07-12/31/07              $1,519,079.20           $126,589.92
1/01/08-12/31/08              $1,564,651.50           $130,387.62

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                                          3


All installments of Expansion Premises Base Annual Rent shall be payable in accordance with the provisions of the Lease governing the payment of Base Annual Rent.

     5. PHASE 2 PREMISES. The term "Phase 2 Premises" [as defined in Section 4(b) of the Lease] shall be deemed to include the Expansion Premises. Until the "Phase 2 Commencement Date" [as defined in Section 4(b) of the Lease] has occurred, Base Monthly Rent with respect to the Expansion Premises shall be determined based upon (a) a rate of Twelve and 75/100 Dollars ($12.75) per rentable square feet of area contained within the lower level of the Adjacent Building, and (b) a rate of Twenty-Three and 00/100 Dollars ($23.00) per rentable square foot of area contained within the first and second floors of the Adjacent Building.

     6. USE. Tenant shall use the Expansion Premises in accordance with the provisions of Section 7(a) of the Lease.

     7.   OPERATING EXPENSES.

     (a) The provisions of Sections 4(c)(ii), 4(c)(iv), and 4(d) of the Lease shall not be applicable to the Expansion Premises.

     (b) Throughout the Lease Term, Tenant agrees to pay to Landlord, as Additional Rent, "Tenant's Expansion Premises Proportionate Share" (as defined below) of any increase in operating expenses over the "Base Operating Expense
Amount" (as defined below).    As used herein, (i) "Expansion Premises
Proportionate Share" shall mean 51.47% and (ii) "Base Operating Expense Amount" shall mean the operating expenses for the Adjacent Building during calendar year 1999. The term "operating expenses" shall mean any and all expenses incurred by Landlord in connection with owning, managing, operating, maintaining, servicing, insuring and repairing the Adjacent Building and the land thereunder and the parking lot and other related exterior appurtenances, including but not limited to: (1) wages and salaries of all employees engaged in the management, operation or maintenance of the Adjacent Building, including taxes, insurance and benefits relating hereto; (2) all supplies, materials, equipment and tools used in the operation or maintenance of the Adjacent Building; (3) cost of all maintenance and service agreements for the Adjacent Building and the equipment therein, including but not limited to controlled access and energy management services, window cleaning and elevator maintenance; (4) cost of all insurance relating to the Adjacent Building, including the cost of casualty, liability and rent loss insurance applicable to the Adjacent Building and Landlord's personal property used in connection therewith; (5) general and special repairs and maintenance;
(6) management fees; (7) legal, accounting, auditing and other professional fees; (8) the cost of any additional services not provided to the Adjacent Building at the Commencement Date of the Lease Term, but thereafter provided by Landlord in the prudent management of the Adjacent Building; (9) intentionally deleted; (10) costs for char service and cleaning supplies for the common areas of the Adjacent Building (but expressly excluding char service and cleaning supplies for the Expansion Premises); (11) costs for utility services such as electricity, gas, water and sewage,

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                                          4


including the cost of heating and cooling the Adjacent Building; (12) the cost of any capital improvements or alterations made to the Adjacent Building after the Commencement Date of the Lease Term, that reduce other operating expenses, or which are required under any governmental law or regulation that was not applicable to the Adjacent Building at the time the Lease was executed, such cost to be amortized over such reasonable period as Landlord shall determine, together with interest on the unamortized balance at the rate paid by Landlord on funds borrowed for the purposes of constructing said capital improvements (or, in the event that Landlord elects not to borrow funds to construct such capital improvements, at the rate that Landlord would have paid had it borrowed funds for the purpose of constructing said improvements); (13) transportation district fees, parking district fees, and the cost of other amenities required by law; (14) "real estate taxes" (as hereinafter defined); (15) cost of Adjacent Building office expenses, including telephone, rent, stationery and supplies;
(16) costs of all elevator and escalator (if installed in the Adjacent Building) maintenance and operation; (17) cost of providing security; (18) cost of providing garbage and snow removal and pest control; (19) cost of decoration of common areas; (20) cost of landscaping; (21) cost of maintenance and operation of the parking area; (22) costs and fees charged and/or assessed in connection with any business improvement district that is applicable to the Adjacent Building; and (23) costs of removing trash from the Adjacent Building that is generated in connection with the use of the Expansion Premises. Notwithstanding anything in this Lease to the contrary, the preceding list is for definitional purposes only and shall not impose any obligation upon Landlord to incur such expenses or provide such services. In the event that all or any of the services (or other obligations of Landlord, including real estate taxes, which are to be passed through to Tenant as an operating expense) that are being provided by Landlord are provided by contractors or vendors who are providing such services (or such other obligations) to other real property that is owned, operated or managed by Landlord or any party that is related to or affiliated with Landlord, and the same are being provided under a contract which includes the Adjacent Building and such other real property, then the cost of the same shall be allocated on a proportionate square footage basis by Landlord between the Adjacent Building and such other real property [i.e., the amount of the cost of such service (or such other obligation) that is allocated to the Adjacent Building shall be a fraction, the numerator of which shall be equal to the number of rentable square feet of area contained in the Adjacent Building, and the denominator of which shall be equal to the number of rentable square feet of area contained in the other real property and in the Adjacent Building]. It is expressly understood and agreed that the cost of providing services (or other obligations of Landlord which are to be passed through to Tenant as an operating expense) to the Building and the Adjacent Building under any contract which covers both the Building and the Adjacent Building shall be allocated as follows: (x) 51.8% of the cost shall be allocated to the Building; and (y) 48.2% of the cost shall be allocated to the Adjacent Building. Operating expenses shall be reduced by all cash discounts, trade discounts or quantity discounts received by Landlord or Landlord's managing agent in the purchase of any goods, utilities or services in connection with the prudent operation of the Adjacent Building. If Landlord charges a user fee for use of a building amenity or facility, then operating expenses shall be deemed reduced by the amount of such fees. Despite the foregoing, in no event shall operating expenses be reduced by any amount that is being charged by Landlord or any parking operator in connection with any parking

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                                          5


facilities. Landlord shall diligently and in good faith pursue all insurance, breach of warranty or other claims which would reasonably result in a reduction of operating expenses. Subject to the provisions of Section 7(c) below, Tenant shall not be required to pay more than 100% of Tenant's Expansion Premises Proportionate Share of the total operating expenses actually incurred for any calendar year. "Operating expenses" shall not include any of the following, except to the extent that such costs and expenses are included in operating expenses as described above: costs of painting or decorating tenant space; leasing brokerage commissions; interest and amortization of mortgages; ground rent; or the costs of special services or utilities separately charged to individual tenants of the Adjacent Building. Despite the foregoing, operating expenses shall also not include any of the following:

          (i) All costs and expenses incurred by Tenant or any other tenants of the Adjacent Building and paid for or payable directly by Tenant or such other tenants either to third parties or to Landlord under agreements for direct payment or reimbursement for benefits or services;

          (ii) Leasing commissions, attorneys' fees, costs, disbursements and other expenses incurred in connection with negotiations or disputes with, or leasing to, tenants or prospective tenants of the Adjacent Building;

          (iii) Salaries and benefits paid to officers and executives of Landlord who are above the level of property manager;

          (iv) Interest, points, fees and principal payments on loans to Landlord or secured by mortgages or deeds of trust covering the Adjacent Building or the Project or a portion thereof and other debt costs, if any, or amortization on any mortgage or mortgages or any other debt instrument encumbering the Adjacent Building or the Project;

          (v) Rental under any ground lease or other underlying lease or easement (it being expressly understood and agreed that vault rentals, if any, shall be included in operating expenses);

          (vi) Any marketing costs and expenses incurred in connection with the marketing of the Adjacent Building or any rentable space therein;

          (vii) Any expenses for repairs or maintenance which are actually recovered under warranties and service contracts;

          (viii) Legal expenses arising out of (i) the negotiation, review, preparation or termination of leases, occupancy agreements, assignments of leases or sublease agreements, (ii) the interpretation of leases or other occupancy agreements, or assignment or sublease agreements (iii) the enforcement of the provisions of any lease or other occupancy agreement affecting the Adjacent Building, (iv) any action against a present or former tenant or

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                                          6


occupant under a lease or other occupancy agreement, including, without limitation, eviction, distraint, levy and collection actions;

          (ix) Costs in connection with a change in ownership or financing or refinancing of the Adjacent Building provided, however, such provision shall not limit any "real estate taxes" (as defined below) from being included as operating expenses;

          (x) The cost of any item paid to any entity or person related to or affiliated with Landlord to the extent such cost exceeds the amount payable for such services at then existing market rates to unrelated persons or entities;

          (xi) Deductions for income tax purposes attributable to depreciation of the Adjacent Building or any improvements on the land or the Adjacent Building equipment;

          (xii) Any cost incurred directly in connection with the investigation, remediation, clean-up, containment, abatement or removal of Hazardous Materials (as such term is hereinafter defined) present on, about, under or at the Project on the date hereof, or which are stored, used or released by Landlord, its employees or agents after the date hereof or which migrate onto the Project. As used herein, the term "Hazardous Materials" includes any "hazardous substance" as that term is defined in the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. SS9604 et seq.), as amended ("CERCLA") and any "hazardous waste" as that term is defined in the Resource Conservation and Recovery Act (42 U.S.C. SS6901 et seq., as amended) ("RCRA") (collectively, "Hazardous Materials");

          (xiii) Costs incurred by Landlord which pursuant to the express terms of any retail tenant's lease are payable by such retail tenant directly to a utility company or other entity with respect to retail space in the Adjacent Building;

          (xiv) Costs and expenses incurred by Landlord associated with the operation of the business of the legal entity or entities which constitute Landlord (as opposed to operation of the Adjacent Building), including, without limitation, sale and financing matters, legal entity accounting, income taxation matters, costs of selling, syndicating, financing, mortgaging or hypothecating any of Landlord's interest in the Adjacent Building or the Project, and disputes with employees or persons who own an interest in Landlord;

          (xv) Wages, salaries or other compensation and benefits of any off-site employees of Landlord or its managing agent, provided, however, operating expenses shall include Landlord's reasonable allocation (based on time spent in connection with the Adjacent Building) of compensation paid for the wages, salary, and other compensation and benefits paid to such employees, if off-site, who are assigned part-time to the operation, management, maintenance, or repair of the Adjacent Building;

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                                          7



          (xvi) Any other costs or expenses for which Landlord actually receives reimbursement from any source (other than the payment of operating expenses), including without limitation, insurance, condemnation awards or warranties, or any cost or expense for which Landlord would have received reimbursement from an insurance company had Landlord been insured as required under the terms of this Lease;

          (xvii) Any expenditures which under generally accepted accounting principles are treated as capital expenditures, except as otherwise expressly set forth herein;

         (xviii) Fines, penalties, late payment charges and interest arising from the acts or inaction of Landlord or failure timely to make tax and/or other payments;

          (xix) Capital costs incurred by Landlord for the repair of damage to the Adjacent Building, or for the restoration of all or any portion of the Adjacent Building after the occurrence of a casualty and any other costs reimbursable by insurance proceeds or to the extent reimbursed by any other third party, together with associated deductible amounts;

          (xx) Expenses resulting from the breach of this Lease by Landlord, or the negligence of Landlord, its agents, contractors, employees, or other tenants of the Adjacent Building or the Project;

          (xxi) Fees for services rendered to the Adjacent Building, the Project or the common areas by entities controlled by or under common control with Landlord to the extent such fees exceed the market rate payable for comparable services if rendered by unrelated third parties;

          (xxii) Charitable or political contributions, advertising and promotional expenditures, including the costs of staging special events;

          (xxiii) Assessments to the extent paid in less than the maximum permitted number of installments;

          (xxiv) Depreciation of the Adjacent Building or the Project, or the fixtures or equipment therein;

          (xxv) Except as provided for herein, the costs and expenses of utilities provided to any property other than the Adjacent Building;

          (xxvi) The costs and expenses of bringing the Adjacent Building, including the common areas, into compliance with the ADA, to the extent the Adjacent Building is not in compliance with the ADA as of the date of this Lease;

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                                          8


          (xxvii) The costs and expenses of causing the base building systems of the Adjacent Building to be Year 2000 Compliant (hereinafter defined);

          (xxviii) In the event that Landlord provides any services to other buildings that are located in the immediate vicinity of the Adjacent Building, but Landlord does not provide such services to the Adjacent Building, the cost of such services shall not be passed through to Tenant as an operating expense;

          (xxix) Any cost to remediate or remove Hazardous Materials that are caused by occupants of the Adjacent Building;

          (xxx) Costs incurred by Landlord in (x) suing any insurance company in connection with damage to the Adjacent Building, and/or (y) suing any governmental authority in connection with a condemnation of the Adjacent Building; and

          (xxxi) Cost of providing char and janitorial service to the Expansion Premises.

          The term "real estate taxes" shall mean all taxes and assessments, general and special, ordinary and extraordinary, foreseen and unforeseen, now or hereafter assessed, levied or imposed upon the Adjacent Building, and the land on which it is built, including, without limitation, vault fees and charges, arena taxes, front foot benefit charges and adequate public facility costs and assessments, together with (i) any tax, assessment, or other imposition in the nature of a real estate tax, (ii) any ad valorem tax on rent or any tax on income if imposed in lieu of or in addition to real estate taxes and assessments, and (iii) any taxes and assessments which may hereafter be substituted for real estate taxes, including by way of illustration only, any tax, assessment or other imposition (whether a business rental or other tax) now or hereafter levied for Tenant's use or occupancy of or conduct of business at the Expansion Premises, on Tenant's improvements to or furniture, fixtures or equipment in the Expansion Premises, or imposed upon the rent payments. "Real estate taxes" shall also include all costs incurred by Landlord in contesting the validity or amount of any such taxes.

     (c) If the average occupancy rate for the Adjacent Building during any calendar year is less than ninety percent (90%), or if any tenant is separately paying for (or does not require) electricity or janitorial services furnished to its premises, then operating expenses for such year shall be deemed to include all additional expenses, as reasonably estimated by Landlord, which would have been incurred during such year if such average occupancy rate had been ninety percent (90%) and if Landlord paid for electricity and janitorial services furnished to such premises.

     (d)  (i)    In order to provide for current monthly payments of Additional
Rent, Landlord shall submit to Tenant prior to January 1st of each year a written statement of Landlord's estimate of the amount of the increases described in Section 7(b) above, together with

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                                          9


the amount of Tenant's Additional Rent which is estimated to result from such increases. Tenant shall pay each month one-twelfth (1/12th) of Tenant's Expansion Premises Proportionate Share of Landlord's estimate of the increase in each year of operating expenses over the Base Operating Expense Amount.
Landlord may revise its estimate of operating expenses at any time during a calendar year by written notice to Tenant, setting forth such revised estimate and Tenant's Expansion Premises Proportionate Share of the estimated operating expense increases. In such event, all monthly payments made by Tenant after such notice shall be in an amount calculated on the basis of such revised estimate.

          (ii) If payment of Additional Rent begins on a date other than January 1st under this Lease, in order to provide for current payments of Additional Rent through December 31st of that partial calendar year, Landlord shall submit to Tenant a statement of Landlord's estimate of Tenant's Additional Rent for that partial year, stated in monthly increments resulting from increases described in Section 7(b). Tenant shall make the monthly incremental payments of estimated Additional Rent, together with its installments of operating expenses.

          (iii) After the end of each calendar year, Landlord will as soon as practicable submit to Tenant a statement of the actual increases incurred in operating expenses for the preceding calendar year over the Base Operating Expense Amount. Tenant shall pay Landlord, within thirty (30) days of Tenant's receipt of such statement, Tenant's Expansion Premises Proportionate Share of the excess, if any, of actual operating expenses over the projected operating expenses. If the amount paid by Tenant during the previous year exceeded Tenant's share of actual operating expenses for the year, the excess shall be credited toward payment of the next installment of operating expenses to be paid by Tenant after Tenant receives said statement from Landlord. If the amount paid by Tenant during the last calendar year of the Lease Term exceeds Tenant's share of actual operating expenses for such year, Landlord shall pay Tenant the excess amount within thirty (30) days after Landlord's submission to Tenant of the aforesaid operating expense statement for such calendar year.

          (iv) Within ten (10) days after receipt of Landlord's statement showing actual figures for the year, Tenant shall have the right to request a statement of operating expenses of the Adjacent Building and copies of real estate tax bills, which shall be supplied to Tenant within a reasonable time after Tenant's written request. No such request shall extend the time for payments as set forth in Section 7(b) or Section 7(d)(iii) above. Unless Tenant asserts specific error(s) and supports such errors, in writing, within fifteen
(15) days after Landlord has complied with Tenant's request, Tenant shall waive the right to contest the statement of actual figures for the year submitted by Landlord. If Tenant timely asserts specific error(s) and supports such errors, in writing, and it shall be determined that there is an error in Landlord's statement, Tenant shall be entitled to a credit for any overpayment.

     (e) Tenant shall be liable for, and shall pay at least ten (10) days before delinquency, all taxes levied against any personal property or trade fixtures placed by Tenant in

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                                          10


or about the Expansion Premises. If any such taxes on Tenant's personal property or trade fixtures are levied against Landlord or Landlord's property, or if the assessed value of the Expansion Premises is increased by the inclusion therein of a value placed upon such personal property or trade fixtures of Tenant, and if Landlord, after written notice to Tenant, pays the taxes based upon such increased assessments (which Landlord shall have the right to do regardless of the validity thereof, but under protest if requested by Tenant), Tenant shall upon demand repay to Landlord a sum equal to the taxes levied against Landlord or the portion of such taxes resulting from such increase in the assessment; provided that, in any such event, Tenant shall have the right, at Tenant's sole cost and expense, to bring suit to recover the amount of any such taxes so paid under protest, and any amount so recovered shall belong to Tenant.

          (f) The provisions of Section 7 of this Amendment shall not be applicable to the Original Premises.

     8.   SERVICES AND UTILITIES.

          (a)    The provisions of Sections 10(a), (b), (c), (d), (e), (f) and
(h) of the Lease shall not be applicable to the Expansion Premises.

          (b) BUILDING STANDARD SERVICES AND UTILITIES. Landlord shall furnish to the Expansion Premises sufficient electric current for routine and normal requirements for lighting and typical office equipment and machinery, such as typewriters, calculators, personal computers, small copiers and similar items, subject to the limitations of Section 8(e), water for lavatory and drinking purposes, and automatically operated elevator service, all without additional cost to Tenant. Landlord further agrees to furnish heating and cooling to the Expansion Premises during the appropriate seasons of the year, during the "Adjacent Building Operating Hours" (as defined below), exclusive of the Adjacent Building Holidays, with holidays falling on Saturday observed both on said day and on the preceding Friday, and holidays falling on Sunday observed on the following Monday.

          (c) OVERTIME SERVICES. Should Tenant require heating and cooling services beyond the Adjacent Building Operating Hours, Landlord will furnish such additional service at the then-prevailing hourly rate (which shall include, without limitation, Landlord's actual cost of supplying heating and cooling services, wear and tear on the heating and cooling equipment and machinery, and Landlord's administrative and engineering costs), as established by Landlord from time to time, provided that Tenant gives Landlord no less than twenty-four
(24) business hours advance written notice of the need therefor. The hourly rate established by Landlord from time to time for such additional service shall be consistent with the then hourly rate being charged by landlords of similar buildings, which contain similar heating and cooling systems and equipment (i.e., similar type of system, of a similar age and utility) that are located in the vicinity of the Adjacent Building. Despite the foregoing, it is expressly understood and agreed that (i) the hourly rate for a building whose heating and cooling system must be run on a "building-wide" basis will be higher than a building whose heating and cooling system can be run on a "zone by zone" or "floor by floor" basis, and (ii) the hourly rate for a building whose heating and cooling

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                                          11


system is consistently run on an overtime basis may, as a result of the increased wear and tear caused by such use, be higher than the hourly rate for a building whose heating and cooling system is only occasionally run on an overtime basis.

          (d) INTERRUPTION OF SERVICE. In no event shall Landlord be liable to Tenant for any interruption or failure in the supply of any utilities to the Expansion Premises. Landlord reserves the right to interrupt service of the heat, elevator, plumbing, air conditioning, cooling, electric, and sewer and water systems, when necessary, by reason of accident, or of repairs, alterations or improvements which in the judgment of Landlord are desirable or necessary to be made, until such repairs, alterations or improvements shall have been completed; and Landlord shall have no responsibility or liability for failure to supply heat, plumbing, air conditioning, cooling, electric, and sewer and water service, or other service or act for the benefit of Tenant, when prevented from so doing by strikes, accidents or by any other causes beyond Landlord's reasonable control, or by orders or regulations of any federal, state, county, or municipal authority, or by any failure to receive suitable fuel supply, or inability despite exercise of reasonable diligence to obtain the regularly-used fuel or other suitable substitute; and Tenant agrees that Tenant shall have no claim for damages nor shall there be any abatement of Base Annual Rent in the event that any of said systems or service shall be discontinued or shall fail to function for any reason. Despite the foregoing, in the event that (i) as a result of Landlord's negligence or intentional misconduct the services to be provided by Landlord under Section 8(b) of this Amendment shall not be furnished for more than five (5) consecutive days, and (ii) Tenant, in its reasonable business judgment, determines that it is unable to use and occupy the Expansion Premises (or any part thereof) as a result thereof, then commencing on the sixth
(6th) day that such services are not being provided the Base Annual Rent Tenant is obligated to pay hereunder with respect to the Expansion Premises shall abate with respect to that part of the Expansion Premises which Tenant does not use and occupy. Such abatement shall immediately cease on the date that such services are restored. In the event that any such failure to furnish such services is caused by Tenant's acts or omissions, Tenant shall not be entitled to an abatement of Base Annual Rent.

          (e)    EXCESSIVE ELECTRICAL USAGE.

                 (i) Tenant will not install or operate in the Expansion Premises any heavy duty electrical equipment or machinery, without obtaining the prior written consent of Landlord. Landlord may require, as a condition of its consent to the installation of such equipment or machinery, payment by Tenant, as Additional Rent, for such excess consumption of electricity as may be occasioned by the operation of said equipment or machinery. Landlord may make periodic inspections of the Expansion Premises at reasonable times to determine that Tenant's electrically operated equipment and machinery complies with the provisions of this Section and Section 8(f) below.

                 (ii) Landlord shall have the right to require that one or more separate meters or submeters be installed to record the consumption or use of electricity, or to cause a reputable independent electrical engineer to survey and determine the quantity of electricity consumed by such excessive use. The cost of any such survey or meters and of installation, maintenance and repair thereof shall be paid by Tenant. Tenant agrees to pay Landlord (or the utility company, if direct service is provided by the utility company), promptly upon demand therefor, for all such electricity consumption as shown by said meters, or a flat monthly charge determined by the survey, as applicable, at the rates charged for such service by the local public utility company. If Tenant's cost of electricity based on meter readings is to be paid to Landlord, Tenant shall pay a service charge related thereto.

          (f) EXCESSIVE HEAT GENERATION. Landlord shall not be liable for its failure to maintain comfortable atmospheric conditions in all or any portion of the Expansion Premises, due to heat generated by any equipment or machinery installed by Tenant (with or without Landlord's consent) that exceeds generally-accepted engineering design practices for normal office purposes. If Tenant desires additional cooling to offset excessive heat generated by such equipment or machinery, Tenant shall pay for auxiliary cooling equipment and its operating costs, including without limitation electricity, gas, oil and water, or for excess electrical consumption by the existing cooling system, as appropriate.

          (g) SECURITY. In the event that Landlord, in the exercise of its sole and absolute discretion, elects to provide any security measures, such security measures: (i) shall be for protection of the Adjacent Building only; and (ii) shall not be relied upon by Tenant to protect Tenant, its property, its employees or their property.

          (h) As used herein, (i) "Adjacent Building Holidays" means: New Year's Day, Martin Luther King Day, Memorial Day, President's Day, the Fourth of July, Labor Day, Veterans Day, Thanksgiving Day, Christmas Day and any other federal holiday that may exist in the future; and (ii) "Adjacent Building Operating Hours" means 8:00 a.m. to 6:00 p.m. Monday-Friday, and 9:00 a.m. to 1:00 p.m. on Saturday.

          (i) Notwithstanding anything herein to the contrary, it is expressly acknowledged and agreed that (x) Landlord shall have no obligation to provide char or janitorial services to the Expansion Premises, and (y) Tenant, at its sole cost and expense, shall provide char and janitorial services to the Expansion Premises (including, without limitation, any bathrooms that are located on the lower level, the first floor and/or the second floor of the Adjacent Building).

          (j) The provisions of Section 8 of this Amendment shall not be applicable to the Original Premises.

     9.   CHANGES AND ADDITIONS.

          (a) The provisions of Section 14(c) of the Lease shall not be applicable to the Adjacent Building.

          (b) Landlord reserves the right at any time and from time to time, as often as Landlord deems desirable, without the same constituting an actual or constructive eviction and without incurring any liability to Tenant or otherwise affecting Tenant's obligations under the Lease, to make changes, alterations, additions, improvements, repairs, relocations or replacements in or to the Adjacent Building and the fixtures and equipment thereof, as well as in or to the street entrances, halls, passages, stairways and other common facilities thereof, and to change the name by which the Adjacent Building is commonly known and/or the Adjacent Building's address. Landlord reserves the right from time to time to install, use, maintain, repair and replace pipes, ducts, conduits, wires and appurtenant meters and equipment for service to other parts of the Adjacent Building, above the ceiling surfaces, below the floor surfaces, within the walls and in the central core areas, and to relocate any pipes, ducts, conduits, wires and appurtenant meters and equipment included in the Expansion Premises which are located in the Expansion Premises or located elsewhere outside the Expansion Premises, and to expand and/or build additional stories on the Adjacent Building. Landlord further reserves the right at any time to alter, expand or reduce the parking facilities, to change the means of ingress thereto and egress therefrom, and to impose charges for parking in such facilities. Nothing contained herein shall be deemed to relieve Tenant of any duty, obligation or liability with respect to making any repair, replacement or improvement or complying with any law, order or requirement of any government or other authority and nothing contained herein shall be deemed or construed to impose upon Landlord any obligation, responsibility or liability whatsoever, for the care, supervision or repair of the Adjacent Building, or any part thereof, other than as expressly provided in this Lease.

          (c) The provision of Section 9 of this Amendment shall not be applicable to the Building.

     10.  INTENTIONALLY DELETED.

     11. INTERPRETATION. From and after the "Expansion Premises Commencement Date" (as hereinafter defined), except where the context plainly requires otherwise, and except as otherwise provided for herein, the term "Demised Premises" shall mean the Original Premises and the Expansion Premises, and all references in the Lease to the term "Demised Premises" shall mean the Original Premises and the Expansion Premises. All capitalized terms that are not defined in this Amendment shall have the meanings ascribed to such terms in the Lease.

     12. PARKING. Landlord shall make available (or cause to be made available) to Tenant at all times during the Lease Term three and seven-tenths (3.7) monthly parking contracts for every one thousand (1,000) square feet of rentable area of the Expansion Premises to park an automobile (collectively, the "Parking Rights") in the parking facilities for the Adjacent Building (the "Adjacent Building Parking Rights"). Except as provided in the sentence which immediately follows this sentence, the Adjacent Building Parking Rights shall
(i) be unassigned, and (ii) be on a self-park or attendant parking basis (or a combination thereof) as determined by the garage operator. In the event that Landlord, in its sole discretion, designates any of the parking spaces that are located directly in front of the lobby of the Adjacent Building as

"reserved spaces", then, as part of the Adjacent Building Parking Rights, Tenant shall have the exclusive right to use one-half (2) of such reserved parking spaces.

     13. SIGNAGE. Tenant, at Tenant's sole cost and expense, shall have the right to erect and maintain its company name and/or logo on a monument sign (the "Adjacent Building Monument Sign"). The size, location, color, design, method of installation, and method of illumination (if applicable) of the Adjacent Building Monument Sign shall be subject to: (i) Landlord's prior written consent, and (ii) all applicable government rules, codes, orders, laws, and statutes (collectively, the "Governmental Laws"). Tenant, at Tenant's sole cost and expense, shall maintain the Adjacent Building Monument Sign in a first-class manner in accordance with the Governmental Laws.

     14.  SUPPLEMENTAL ACCESS SYSTEM.

          (a) Subject to the provisions of Section 12 of the Lease, Landlord hereby grants Tenant the right, at Tenant's sole cost and expense, to install supplemental access devices and equipment in the Adjacent Building to supplement any access system that Landlord may, from time to time, in its discretion, provide in connection with access to the Adjacent Building.

          (b) Subject to the terms of this Section 14(b), Tenant shall be permitted, at its sole cost and expense, to locate a security guard directly in front of the entrance to the Expansion Premises that is located on the first floor of the Adjacent Building. Tenant's security guard shall: (i) not carry any firearms; (ii) not interfere with access by any party to any portion of the Adjacent Building that is not leased to Tenant; (iii) comply with all rules and regulations that are promulgated by Landlord from time to time with respect to the Adjacent Building; (iv) shall comply with all Governmental Laws; and (v) not identify itself, or hold itself out to be, an employee, agent, or contractor of Landlord or the Adjacent Building. Tenant shall indemnify and hold Landlord harmless from and against all damage, liability, cost and expense, including, without limitation, attorneys' fees and litigation costs, caused as a result of Tenant's security guard's (x) presence or activities in or about the Adjacent Building, and/or (y) negligence or misconduct.

     15.  NEW LEASE.

          (a) In the event that Landlord and Tenant enter into a written agreement whereby Landlord leases to Tenant, and Tenant leases from Landlord, the balance of the rentable area of the Adjacent Building so that Tenant is leasing the entire Adjacent Building, then the parties shall, upon either party's request, enter into a written agreement whereby (i) Tenant leases the Adjacent Building on a triple net basis, and (ii) the applicable provisions of the Lease (as amended by this Amendment) shall be appropriately modified to reflect (x) that Tenant is leasing the entire Adjacent Building and that the maintenance, repair and replacement obligations with respect to the Adjacent Building shall be allocated between Landlord and Tenant in the same manner that they were allocated between Landlord and Tenant under the Lease with respect to the Building, (y) that Tenant will be responsible for the payment of one hundred percent

(100%) of the operating expenses and real estate taxes for the Building and the Adjacent Building, and (z) that the amount of the management fee that is included as part of operating expenses under the Lease shall be appropriately increased to reflect the rentable square footage of the Adjacent Building.

          (b) Notwithstanding anything herein to the contrary, in the event that Landlord desires to sell the Building or the Adjacent Building such that the two buildings will be owned by two (2) different parties, then, upon written notice from Landlord, Tenant will enter into a separate lease with Landlord (or its successor) for each of the Expansion Premises and the Original Premises, which leases will contain the same economic terms as are currently contained in the Lease (as amended by this Amendment) as appropriately allocated to the Original Premises and the New Premises.

     16. BROKERS. Landlord and Tenant each represents and warrants to the other that, except for Julien J. Studley, Inc. and Insignia Barnes Morris, it has not employed any broker in connection with this Amendment. Landlord and Tenant shall each indemnify and hold harmless the other from and against any claims for brokerage or other commission arising by reason of a breach by the indemnifying party of the aforesaid representation and warranty.

     17. GOVERNING DOCUMENT. Except as otherwise amended by this Amendment, the Lease shall remain in full force and effect. In the event of any conflict between the terms and conditions of the Lease, and the terms and conditions of this Amendment, the terms and conditions of this Amendment shall govern and control.

     18. INCORPORATION OF RECITALS. The Recitals set forth herein are incorporated in and made a part of this Amendment.

     19. COUNTERPARTS. This Amendment may be executed in two (2) or more counterpart copies, all of which counterparts shall have the same force and effect as if all parties hereto had executed a single copy of this Amendment.

     20. NO OPTION. The submission of this Amendment by Landlord to Tenant for examination shall not constitute a reservation of or option for the Expansion Premises. This Amendment shall become effective only upon execution thereof by both parties and delivery thereof to Tenant.

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first set forth above.

ATTEST/WITNESS:                         LANDLORD:
                                        MERIDIAN ROCKVILLE PLAZA, LLC, a
                                        Maryland limited liability company



______________________________          By: _______________________________
                                        Name: _____________________________
                                        Title: ____________________________
                                        Date:______________________________

ATTEST/WITNESS:                         TENANT:
                                        THE PERKIN-ELMER CORPORATION, a
                                        New York corporation


______________________________          By: _______________________________
                                        Name: _____________________________
                                        Title: ____________________________
                                        Date:______________________________